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   Magnum Hunter Resources, Inc.
   600 East Las Colinas Blvd., Suite 1200, Irving, TX  75039
   Phone (972) 401-0752      Fax   (972) 401-3110
   Internet Address:  http://www.magnumhunter.com



NEWS

                                                         FOR IMMEDIATE RELEASE
American Stock Exchange
   o  Common -  MHR
   o  Bonds -  MHR.B
--------------------------------------------------------------------------------
                             MAGNUM HUNTER ANNOUNCES
                        CAPITALIZATION PLAN AND STRATEGIC
                            ALLIANCE WITH ONEOK, INC.

     Irving, Texas, December 14, 1998, Magnum Hunter Resources, Inc. ("Magnum Hunter") announced today that it has executed a Letter of Intent with ONEOK, Inc. (NYSE: OKE), the eighth largest natural gas distributor in the United States, relating to ONEOK's purchase of $50 million of Convertible Preferred Stock of Magnum Hunter. This Letter of Intent also includes ONEOK's ability to market Magnum Hunter's natural gas production in the state of Oklahoma, ONEOK's ability to participate in future acquisitions of Magnum Hunter in the state of Oklahoma, and ONEOK's participation in Magnum Hunter's recently announced acquisition of certain oil and gas assets to be acquired from Spirit Energy 76, a business unit of Union Oil Company of California ("Spirit 76").

     The Preferred Stock will have a liquidation value of $50 million and will be convertible into Magnum Hunter's Common Stock at $5.25 per share. Dividends on the Preferred Stock will be payable in cash at the rate of 8% per annum and will be cumulative. Magnum Hunter will use the net proceeds from the transaction to repay senior bank indebtedness, to provide working capital for general corporate purposes and to finance acquisitions, as determined by Magnum Hunter's Board of Directors. ONEOK will have the right to nominate two new members to Magnum Hunter's existing Board of Directors.

     ONEOK will directly purchase, for an aggregate consideration of approximately $10 million, certain Oklahoma based oil and gas property interests and a gathering system included in Magnum Hunter's $36.6 million acquisition of proved reserves and associated assets from Spirit 76 scheduled to close at year-end. The acquisition of the Spirit 76 properties by Magnum Hunter includes producing fields located in the states of Oklahoma and Texas. Total net production of this acquisition, as earlier reported, is approximately 16.2 million cubic feet equivalent per day.

     The Preferred Stock transaction is contingent upon the execution of definitive agreements between ONEOK and Magnum Hunter, a consent from a majority of Magnum Hunter's existing 10% Senior Note holders and compliance under the Hart-Scott-Rodino Act. It is anticipated that a Closing will occur on or before January 29, 1999.

     David Kyle, President and Chief Operating Officer of ONEOK, said, "This alliance will give ONEOK another platform to grow our resource base along with our strategy of growing all our natural gas business segments including gathering, processing, transporting and marketing. Magnum Hunter shares our production strategy and has an enviable track record of success that compliments our efforts to maximize the value of our natural gas assets."

     Mr. Gary C. Evans, President and CEO of Magnum Hunter, stated, "We are very excited about the opportunity to partner up with the management team at ONEOK. Over the past twelve months we have determined that we have similar philosophies with respect to the acquisition of natural gas reserves and related assets. By forming this strategic alliance between our companies, we believe our opportunities for success will be significantly enhanced. ONEOK will be making a substantial investment in our company that will represent our single largest equity holder. They have recognized not only the value of Magnum Hunter's existing proved reserve base which is predominantly natural gas, but more importantly, the many opportunities that will naturally become available to our respective companies in 1999 and beyond because of the alliance that we have now formed."

     ONEOK,  Inc.  is  engaged  in  natural  gas  intrastate   distribution  and
transmission, gas processing, gas marketing and gas production. ONEOK has approximately 31.6 million shares of common stock outstanding.

     Magnum Hunter Resources, Inc. is one of the nation's fastest growing independent exploration and development companies engaged in three principal activities: the acquisition, production and sale of crude oil, condensate and natural gas; the gathering, transmission and marketing of natural gas; and the managing and operating of producing oil and natural gas properties for interest owners.

     The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Magnum Hunter Resources, Inc.'s business and prospects, are subject to a number of risks, including volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's reports that are available from the SEC.


             FOR FURTHER INFORMATION CONTACT: MICHAEL P. MCINERNEY,
                        INVESTOR RELATIONS (972) 401-0752